Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Sharon L. McCollam
3250 Van Ness Avenue	Executive Vice President, COO and CFO
San Francisco, CA 94109	(415) 616-8775

Stephen C. Nelson
Director, Investor Relations
(415) 616-8754

Christy M. Chanslor
Investor Relations
(415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Reports Third Quarter 2006 Results

Third Quarter Net Revenues Increase 3.0% to $852.8 Million

GAAP EPS Decreases 19.4% to $0.25 Including $0.04 Per Diluted Share Impact from New Accounting

Pronouncements and Unusual Business Events; Excluding These Items, Non-GAAP EPS Decreases 6.5% to $0.29

San Francisco, CA, November 16, 2006 — Williams-Sonoma, Inc. (NYSE: WSM) today announced operating results for the third quarter ended October 29, 2006. Net revenues for the third quarter of fiscal year 2006 increased 3.0% to $852.8 million versus $827.6 million in the third quarter of fiscal year 2005. Excluding Hold Everything (see Note 1 of Exhibit 1), net revenues for the third quarter of fiscal year 2006 increased 5.2%. Diluted earnings per share for the third quarter of fiscal year 2006 decreased 19.4% to $0.25 per diluted share versus $0.31 per diluted share in the third quarter of fiscal year 2005. Excluding a $0.04 per diluted share impact from new accounting pronouncements and unusual business events (see reconciliation below), diluted earnings per share on a non-GAAP basis for the third quarter of fiscal year 2006 decreased 6.5% to $0.29 per diluted share versus $0.31 per diluted share in the third quarter of fiscal year 2005.

Reconciliation of Third Quarter GAAP to Non-GAAP Diluted Earnings Per Share

(See Exhibit 1 for Notes 1 through 7)

	Q3 2006 Actual	Q3 2005 Actual	% YOY <Decrease>
GAAP Diluted EPS *	$0.25	$0.31	<19.4%>
Impact of Hold Everything Transition Charge (Note 1)	$0.002	—	—
Subtotal of Unusual Business Events	$0.002	—	—
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 7) *	$0.25	$0.31	<19.4%>
Impact of FAS 123R (Note 5)	$0.034	—	—
Impact of FSP FAS 13-1 (Note 6)	$0.004	—	—
Subtotal of New Accounting Pronouncements	$0.038	—	—
Non-GAAP Diluted EPS Excluding Unusual Business Events and New Accounting Pronouncements (Note 7) *	$0.29	$0.31	<6.5%>

*	Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above.

Also during the third quarter of fiscal year 2006, the company repurchased and retired 680,400 shares of its common stock at a weighted average cost of $29.41 per share and an aggregate cost of approximately $20.0 million.

Howard Lester, Chairman and Chief Executive Officer, commented, “While we are pleased to deliver to our shareholders another quarter of solid earnings results, our revenue growth of 3.0% was slightly below our expectations due to further softening in the Pottery Barn brand, and increasing volatility of our other home furnishings brands. As both of these trends have continued into the fourth quarter, we are increasingly concerned about the “home-related” macro-economic environment, as well as the competitive landscape – which is becoming highly promotional.”

Mr. Lester continued, “In response to this concern, we are proactively modifying our marketing strategies to drive increased traffic in all of our channels and are staying intently focused on the things we can control – customer service, operational execution, inventory management and cost containment. Although we believe that all of these actions will be critical to managing our business in this difficult retail environment, we do not believe that these actions will substantially change the trends in consumer spending that we have seen for the past several months. Therefore, we are reducing our fourth quarter guidance to reflect the softening trend that we are seeing today – predominantly in Pottery Barn (our largest brand) but also in our other home furnishings brands. Based on these trends, we are reducing our fourth quarter 2006 revenue guidance by $46.0 million to $1.234 billion to $1.264 billion and our fourth quarter 2006 GAAP diluted earnings per share guidance by $0.15 to $1.00 to $1.06 per diluted share.”

❑	THIRD QUARTER 2006 — RESULTS FOR THE 13 WEEKS ENDED OCTOBER 29, 2006

Net earnings for the third quarter of fiscal year 2006 decreased 21.4% to $29.1 million or $0.25 per diluted share versus $37.1 million or $0.31 per diluted share in the third quarter of fiscal year 2005. Excluding the pre-tax impact of $7.0 million ($4.6 million after tax) or $0.04 per diluted share from unusual business events and the implementation of new accounting pronouncements as described in Exhibit 1, net earnings for the third quarter of fiscal year 2006 decreased 9.2% to $33.7 million or $0.29 per diluted share.

Net revenues for the third quarter of fiscal year 2006 increased 3.0% to $852.8 million versus $827.6 million in the third quarter of fiscal year 2005. Excluding the impact of the Hold Everything transition, net revenues for the third quarter of fiscal year 2006 increased 5.2% versus the third quarter of fiscal year 2005.

Retail net revenues in the third quarter of fiscal year 2006 increased 5.9% to $470.9 million versus $444.7 million in the third quarter of fiscal year 2005. This increase was primarily driven by a 7.7% year-over-year increase in retail leased square footage, including 11 net new stores. Net revenues generated in the West Elm, Williams-Sonoma, Williams-Sonoma Home and Pottery Barn Kids brands were the primary contributors to the year-over-year revenue increase, partially offset by lost revenues in the Hold Everything brand due to the closure of all its stores in late 2005 and the first quarter of 2006 and a reduction in year-over-year revenues in the Pottery Barn brand. Excluding Hold Everything, retail net revenues for the third quarter of fiscal year 2006 increased 7.1% versus the third quarter of fiscal year 2005. Third quarter year-over-year comparable store sales by retail concept are shown in the table below.

Third Quarter Comparable Store* Sales Growth by Retail Concept

Retail Concept	13 Weeks Ended
	10/29/06	10/30/05
Williams-Sonoma	4.3%	1.3%
Pottery Barn	<2.5%>	5.5%
Pottery Barn Kids	2.3%	3.8%
Outlets	<6.7%>	16.0%
Hold Everything **	—	<7.4%>
Total	0.0%	4.4%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. In fiscal year 2006, the company expects to exclude West Elm and Williams-Sonoma Home. In fiscal year 2005, West Elm was excluded.

**	Hold Everything stores are excluded from the 2006 comparable store sales calculation as this brand’s remaining eight stores were closed in the first quarter of fiscal year 2006.

Direct-to-customer net revenues (comprised of both catalog and Internet revenues) in the third quarter of fiscal year 2006 decreased 0.3% to $381.9 million versus $382.9 million in the third quarter of fiscal year 2005. This decrease was primarily driven by lost revenues in the Hold Everything brand due to its shutdown earlier this year and a reduction in year-over-year revenues in the Pottery Barn brand. These decreases were partially offset by increases in net revenues generated in the Pottery Barn Kids, PBteen, West Elm and Williams-Sonoma brands. Excluding Hold Everything, direct-to-customer net revenues for the third quarter of fiscal year 2006 increased 3.0% versus the third quarter of fiscal year 2005. Internet revenues in the third quarter of fiscal year 2006 increased 15.1% to $227.3 million versus $197.5 million in the third quarter of fiscal year 2005. Excluding Hold Everything, Internet revenues for the third quarter of fiscal year 2006 increased 18.5% versus the third quarter of fiscal year 2005. Although the amount of Internet revenues that are incremental to our direct-to-customer channel cannot be identified precisely, we estimate that approximately 45% of our company-wide non-gift registry Internet revenues are incremental to the direct-to-customer channel and approximately 55% are driven by customers who recently received a catalog.

Gross margin expressed as a percentage of net revenues in the third quarter of fiscal year 2006 was 38.2%. Excluding the $1.0 million or approximately 10 basis point impact from the implementation of FSP FAS 13-1 and the Hold Everything transition charge, gross margin expressed as a percentage of net revenues in the third quarter of fiscal year 2006 was 38.3% versus 39.4% in the third quarter of fiscal year 2005. This 110 basis point decrease as a percentage of net revenues was primarily driven by fixed occupancy expenses in the retail channel increasing at a faster rate than net revenue growth, including the costs associated with the retail rollout of our emerging brands. It was also driven by a greater percentage of total company net revenues being generated in the retail channel, which carries a substantially higher occupancy expense rate as a percentage of net revenues than the direct-to-customer channel.

Selling, general and administrative expenses in the third quarter of fiscal year 2006 were $282.4 million or 33.1% of net revenues. Excluding the $6.0 million or approximately 70 basis point impact from the implementation of FAS 123R, selling, general and administrative expenses in the third quarter of fiscal year 2006 were $276.4 million or 32.4% of net revenues versus $266.7 million or 32.2% of net revenues in the third quarter of fiscal year 2005. This 20 basis point increase as a percentage of net revenues was primarily driven by higher employment costs, partially offset by reductions in advertising and other general expenses. Increased employment costs as a percentage of net revenues were primarily driven by ongoing investments in the growth of the emerging brands, in addition to retail labor costs in our core brands increasing at a faster rate than revenue growth. Employment costs were also higher due to a greater percentage of total company net revenues being generated in the retail channel, which carries a substantially higher employment expense rate as a percentage of net revenues than the direct-to-customer channel. Lower advertising costs as a percentage of net revenues were primarily driven by the elimination of unproductive catalog circulation in the Hold Everything brand, which was shut down in the second quarter of 2006.

Income tax expense as a percentage of pre-tax earnings in the third quarter of fiscal year 2006 was 34.7% versus 38.1% in the third quarter of fiscal year 2005. This year-over-year decrease was primarily driven by certain income tax benefits that were favorably resolved under audit in the third quarter of 2006.

❑	FISCAL 2006 YEAR-TO-DATE — RESULTS FOR THE 39 WEEKS ENDED OCTOBER 29, 2006

Net earnings for the 39 weeks ended October 29, 2006 decreased 6.7% to $87.8 million or $0.75 per diluted share versus $94.1 million or $0.79 per diluted share in the 39 weeks ended October 30, 2005. Excluding the pre-tax impact of $17.0 million ($10.8 million after tax) or $0.09 per diluted share from unusual business events and new accounting pronouncements as described in Exhibit 1, net earnings for the 39 weeks ended October 29, 2006 increased 4.8% to $98.6 million or $0.84 per diluted share.

Diluted earnings per share for the 39 weeks ended October 29, 2006 decreased 5.1% to $0.75 per diluted share versus $0.79 per diluted share for the 39 weeks ended October 30, 2005. Excluding a $0.09 per diluted share impact from unusual business events and new accounting pronouncements (see reconciliation below), diluted earnings per share on a non-GAAP basis for the 39 weeks ended October 29, 2006 increased 6.3% to $0.84 per diluted share.

Reconciliation of 2006 Year-to-Date GAAP to Non-GAAP Diluted Earnings Per Share

(See Exhibit 1 for Notes 1 through 7)

	39 Weeks Ended Oct. 29, 2006	39 Weeks Ended Oct. 30, 2005	% YOY Increase / <Decrease>
GAAP Diluted EPS *	$0.75	$0.79	<5.1%>
Impact of Hold Everything Transition Charge (Note 1)	$0.024	—	—
Impact of CEO Departure Charge (Note 2)	$0.023	—	—
Benefit of Unredeemed Gift Certificate Income (Note 3)	<$0.065>	—	—
Benefit of VISA/MasterCard Litigation Settlement (Note 4)	<$0.011>	—	—
Subtotal of Unusual Business Events	<$0.029>	—	—
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 7) *	$0.72	$0.79	<8.9%>
Impact of FAS 123R (Note 5)	$0.111	—	—
Impact of FSP FAS 13-1 (Note 6)	$0.011	—	—
Subtotal of New Accounting Pronouncements	$0.122	—	—
Non-GAAP Diluted EPS Excluding Unusual Business Events and New Accounting Pronouncements (Note 7) *	$0.84	$0.79	6.3%

*	Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above.

Net revenues for the 39 weeks ended October 29, 2006 increased 6.4% to $2.473 billion versus $2.325 billion for the 39 weeks ended October 30, 2005. Excluding Hold Everything, net revenues for the 39 weeks ended October 29, 2006 increased 7.7% versus the 39 weeks ended October 30, 2005. Fiscal 2006 year-to-date comparable store sales increased 0.8% versus an increase of 4.3% for the same period of fiscal year 2005. Year-to-date comparable store sales by retail concept are shown in the table below.

Year-to-Date Comparable Store* Sales Growth by Retail Concept

Retail Concept	39 Weeks Ended
	10/29/06	10/30/05
Williams-Sonoma	2.8%	0.2%
Pottery Barn	<0.6%>	5.7%
Pottery Barn Kids	4.5%	5.8%
Outlets	<6.5%>	16.0%
Hold Everything**	—	<13.7%>
Total	0.8%	4.3%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. In fiscal year 2006, the company expects to exclude West Elm and Williams-Sonoma Home. In fiscal year 2005, West Elm was excluded.

**	Hold Everything stores are excluded from the 2006 comparable store sales calculation as this brand’s remaining eight stores were closed in the first quarter of fiscal year 2006.

❑	STOCK REPURCHASE PROGRAM

In August 2006, our Board of Directors authorized a stock repurchase program to acquire up to 5,000,000 shares of our outstanding common stock. During the third quarter of fiscal year 2006, we repurchased and retired 680,400 shares of our common stock at a weighted average cost of $29.41 per share and an aggregate cost of approximately $20.0 million. Stock repurchases under this program may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice.

Our Board of Directors had previously authorized a stock repurchase program in March 2006 to acquire up to 2,000,000 shares of our outstanding common stock. During the second quarter of fiscal year 2006, we repurchased and retired all 2,000,000 shares of our common stock under this program at a weighted average cost of $32.33 per share and an aggregate cost of approximately $64.7 million.

❑	FOURTH QUARTER 2006 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues are projected to be in the range of $1.234 billion to $1.264 billion, versus previous guidance in the range of $1.280 billion to $1.310 billion. This represents a projected increase in net revenues in the range of 1.6% to 4.1% versus $1.214 billion in the fourth quarter of fiscal year 2005. Excluding Hold Everything, net revenues in the fourth quarter of fiscal year 2006 are projected to increase in the range of 3.2% to 5.7%.

❑	Retail net revenues are projected to be in the range of $781.0 million to $799.0 million, versus previous guidance in the range of $800.0 million to $818.0 million. This represents a projected increase in retail net revenues in the range of 3.2% to 5.6% versus $756.9 million in the fourth quarter of fiscal year 2005. Excluding Hold Everything, retail net revenues in the fourth quarter of fiscal year 2006 are projected to increase in the range of 3.9% to 6.3%.

❑	Comparable store sales growth is projected to be in the range of <1.0%> to 1.5%, versus previous guidance in the range of 0.0% to 2.5%. This compares to comparable store sales growth in the fourth quarter of fiscal year 2005 of 5.8%. Comparable stores exclude new retail concepts until such time as the company believes that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2006, the company expects to exclude West Elm and Williams-Sonoma Home. Hold Everything will also be excluded, as this brand’s remaining eight stores were closed during the first quarter of fiscal year 2006.

❑	Retail leased square footage is projected to increase in the range of 8.0% to 8.5%, unchanged from previous guidance. Selling square footage is projected to increase in the range of 7.5% to 8.0%, versus previous guidance in the range of 7.0% to 7.5%. This compares to retail leased and selling square footage growth in the fourth quarter of fiscal year 2005 of 8.6% and 7.9%, respectively.

❑	Direct-to-customer net revenues (comprised of both catalog and Internet revenues) are projected to be in the range of $453.0 million to $465.0 million, versus previous guidance in the range of $480.0 million to $492.0 million. This represents a projected change in direct-to-customer net revenues in the range of <1.0%> to 1.6% versus $457.5 million in the fourth quarter of fiscal year 2005. Excluding Hold Everything, direct-to-customer net revenues in the fourth quarter of fiscal year 2006 are projected to increase in the range of 1.8% to 4.5%.

•	Gross Margin

❑	Gross margin as a percentage of net revenues in the fourth quarter of fiscal year 2006, including the implementation of FSP FAS 13-1, is expected to be in the range of 42.9% to 43.1%. Gross margin as a percentage of net revenues in the fourth quarter of fiscal year 2005 was 43.6%, including the fourth quarter of fiscal year 2005 impact of the Hold Everything transition charge. This represents a projected decrease in the gross margin rate in the range of 50 to 70 basis points.

❑	Gross margin as a percentage of net revenues in the fourth quarter of fiscal year 2006, excluding the implementation of FSP FAS 13-1, is expected to be in the range of 42.9% to 43.1%. Gross margin as a percentage of net revenues in the fourth quarter of fiscal year 2005, excluding the impact of the Hold Everything transition charge, was 44.0%. This represents a projected decrease in the gross margin rate on a comparable year-over-year basis of 90 to 110 basis points. This is a non-GAAP comparison.

•	Selling, General and Administrative Expenses (SG&A)

❑	Selling, general and administrative expenses as a percentage of net revenues in the fourth quarter of fiscal year 2006, including the impact of FAS 123R, are expected to be in the range of 27.6% to 27.8%. Selling, general and administrative expenses as a percentage of net revenues in the fourth quarter of fiscal year 2005 were 27.7%, including the fourth quarter of fiscal year 2005 impact of the Hold Everything transition charge. This represents a projected decrease in the SG&A expense rate of 10 basis points at the low end of the guidance range and a projected increase in the SG&A expense rate of 10 basis points at the high end of the guidance range.

❑	Selling, general and administrative expenses as a percentage of net revenues in the fourth quarter of fiscal year 2006, excluding the impact of FAS 123R, are expected to be in the range of 27.1% to 27.3%. Selling, general and administrative expenses as a percentage of net revenues in the fourth quarter of fiscal year 2005, excluding the impact of the Hold Everything transition charge, were 27.0%. This represents a projected increase in the SG&A expense rate on a comparable year-over-year basis of 10 to 30 basis points. This is a non-GAAP comparison.

•	Interest <Income> Expense—Net

❑	Interest <Income> Expense—Net in the fourth quarter of fiscal year 2006 is projected to be interest income in the range of $2.8 million to $3.0 million. This compares to interest income in the fourth quarter of fiscal year 2005 of $2.1 million.

•	Income Taxes

❑	The income tax rate in the fourth quarter of fiscal year 2006 is projected to be in the range of 38.5% to 38.9%. This compares to an income tax rate in the fourth quarter of fiscal year 2005 of 38.0%.

•	Diluted Earnings Per Share

❑	Diluted earnings per share in the fourth quarter of fiscal year 2006, including the impact of the new accounting pronouncements (see Exhibit 1), are expected to be in the range of $1.00 to $1.06, versus previous guidance in the range of $1.15 to $1.21. Diluted earnings per share in the fourth quarter of fiscal year 2005, including the $0.07 per diluted share Hold Everything transition charge, were $1.02. This represents a projected decrease in diluted earnings per share of 2.0% at the low end of the guidance range and a projected increase in diluted earnings per share of 3.9% at the high end of the range.

❑	Diluted earnings per share in the fourth quarter of fiscal year 2006, excluding the impact of the new accounting pronouncements (see Exhibit 1), are expected to be in the range of $1.03 to $1.09, versus previous guidance in the range of $1.19 to $1.25. Diluted earnings per share in the fourth quarter of fiscal year 2005, excluding the $0.07 per diluted share Hold Everything transition charge, were $1.09. This represents a projected decrease in diluted earnings per share on a comparable year-over-year basis of 5.5% at the low end of the guidance range and no change at the high end of the range. This is a non-GAAP comparison.

❑	See Exhibit 1 for a reconciliation of 2006 and 2005 GAAP to non-GAAP diluted earnings per share, which includes and excludes the impact of the Hold Everything transition charge and new accounting pronouncements. This reconciliation is being provided to facilitate a meaningful evaluation of the company’s quarterly and fiscal year 2006 diluted earnings per share guidance on a comparable basis with our 2005 quarterly and fiscal year results.

•	Merchandise Inventories

❑	Merchandise inventories at the end of the fourth quarter of fiscal year 2006 are projected to be in the range of $595.0 million to $615.0 million, versus previous guidance in the range of $575.0 million to $585.0 million. Merchandise inventories at the end of the fourth quarter of fiscal year 2005 were $520.3 million. This represents a projected increase in merchandise inventories in the range of 14.4% to 18.2%.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in the fourth quarter of fiscal year 2006 is projected to be approximately $35.0 million. This compares to depreciation and amortization expense of $32.0 million in the fourth quarter of fiscal year 2005.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in the fourth quarter of fiscal year 2006 is projected to be approximately $7.0 million. This compares to amortization of deferred lease incentives of $6.8 million in the fourth quarter of fiscal year 2005.

❑	FISCAL YEAR 2006 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues are projected to be in the range of $3.706 billion to $3.736 billion, versus previous guidance in the range of $3.754 billion to $3.804 billion. This represents a projected increase in net revenues in the range of 4.7% to 5.6% versus $3.539 billion in fiscal year 2005. Excluding Hold Everything, net revenues in fiscal year 2006 are projected to increase in the range of 6.1% to 7.0%.

❑	Retail net revenues are projected to be in the range of $2.149 billion to $2.167 billion, versus previous guidance in the range of $2.169 billion to $2.197 billion. This represents a projected increase in retail net revenues in the range of 5.7% to 6.6% versus $2.033 billion in fiscal year 2005. Excluding Hold Everything, retail net revenues in fiscal year 2006 are projected to increase in the range of 6.5% to 7.4%.

❑	Comparable store sales growth is projected to be in the range of 0.0% to 1.0%, versus previous guidance in the range of 0.5% to 2.0%. This compares to comparable store sales growth in fiscal year 2005 of 4.9%. Comparable stores exclude new retail concepts until such time as the company believes that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2006, the company expects to exclude West Elm and Williams-Sonoma Home. Hold Everything will also be excluded, as this brand’s remaining eight stores were closed during the first quarter of fiscal year 2006.

❑	Retail leased square footage is projected to increase in the range of 8.0% to 8.5%, unchanged from previous guidance. Selling square footage is projected to increase in the range of 7.5% to 8.0%, versus previous guidance in the range of 7.0% to 7.5%. This compares to retail leased and selling square footage growth in fiscal year 2005 of 8.6% and 7.9%, respectively.

Store Opening and Closing Guidance by Retail Concept

	Q4 2005 Actual	Q1 and Q2 2006 Actual			Q3 2006 Actual			Q4 2006 Guidance			FY 2006 Guidance
Concept	Total	Open	Close	End	Open	Close	End	Open	Close	End	Open	Close
Williams-Sonoma	254	10	<8>	256	5	<6>	255	5	<6>	254	20	<20> *
Pottery Barn	188	7	<4>	191	5	<3>	193	3	<1>	195	15	<8> *
Pottery Barn Bed+Bath	0	0	0	0	0	0	0	2	0	2	2	0
Pottery Barn Kids	89	2	0	91	0	0	91	2	<1>	92	4	<1> *
West Elm	12	2	0	14	6	0	20	2	0	22	10	0
Williams-Sonoma Home	3	2	0	5	2	0	7	0	0	7	4	0
Hold Everything	8	0	<8>	0	0	0	0	0	0	0	0	<8>
Outlets	16	1	<1>	16	0	0	16	0	0	16	1	<1> *
Total	570	24	<21>	573	18	<9>	582	14	<8>	588	56	<38>

*	Fiscal year 2006 total store opening and closing numbers for Williams-Sonoma, Pottery Barn and Outlets include 16 stores, 7 stores and 1 store, respectively, for temporary closures due to remodeling. Fiscal year 2006 total store opening numbers for Williams-Sonoma, Pottery Barn and

Pottery Barn Kids include 1 store, 1 store and 1 store, respectively, in the New Orleans area that reopened during the first quarter and 1 Pottery Barn store that reopened in the second quarter after having been temporarily closed in August 2005 due to Hurricane Katrina. Remodeled stores are defined as those stores temporarily closed and subsequently reopened due to square footage expansion, store modification, or relocation. Consistent with our definition of comparable stores, stores to be remodeled are removed from the comparable store base upon temporary closure if the gross square footage is to change by more than 20% or if the store is to be closed for seven or more consecutive days.

❑	Direct-to-customer net revenues (comprised of both catalog and Internet revenues) are projected to be in the range of $1.557 billion to $1.569 billion, versus previous guidance in the range of $1.585 billion to $1.607 billion. This represents a projected increase in direct-to-customer net revenues in the range of 3.4% to 4.2% versus $1.506 billion in fiscal year 2005. Excluding Hold Everything, direct-to-customer net revenues in fiscal year 2006 are projected to increase in the range of 5.6% to 6.4%.

❑	Catalog circulation is projected to decrease in the range of 1.5% to 2.0% with pages circulated projected to increase in the range of 3.0% to 3.3%, versus previous guidance in the ranges of <0.5%> to 0.5% and 5.0% to 6.0%, respectively. This compares to an approximate 4.6% increase in catalog circulation and a 9.7% increase in pages circulated in fiscal year 2005. Excluding the circulation for the Hold Everything catalog in fiscal years 2005 and 2006, catalog and page circulation in fiscal year 2006 is expected to increase in the range of 2.1% to 2.7% and 5.6% to 5.9%, respectively.

Quarterly Net Revenue Guidance by Operating Segment

(All Amounts in Millions, Except Percentages)

	Q1 2006 Actual	Q2 2006 Actual	Q3 2006 Actual	Q4 2006 Guidance	FY 2006 Guidance
Net Retail Revenue	$434	$463	$471	$781 - $799	$2,149 - $2,167
Net Direct-to-Customer Revenue	$360	$362	$382	$453 - $465	$1,557 - $1,569
Total Net Revenue	$794	$825	$853	$1,234 - $1,264	$3,706 - $3,736
Year-Over-Year % Increase	10.2%	6.4%	3.0%	1.6% - 4.1%	4.7% - 5.6%
Year-Over-Year % Increase Excluding Hold Everything*	10.1%	8.1%	5.2%	3.2% - 5.7%	6.1% - 7.0%
Comparable Store Sales % Change	1.3%	1.2%	0.0%	<1.0%> - 1.5%	0.0% - 1.0%

*	See Note 1 of Exhibit 1

•	Gross Margin

❑	Gross margin as a percentage of net revenues in fiscal year 2006, including the impact of the Hold Everything transition charge and implementation of FSP FAS 13-1, is expected to be in the range of 39.8% to 39.9%, versus previous guidance in the range of 40.0% to 40.2%. Gross margin as a percentage of net revenues in fiscal year 2005 was 40.6%, including the fiscal year 2005 impact of the Hold Everything transition charge. This represents a projected decrease in the gross margin rate of 70 to 80 basis points.

❑	Gross margin as a percentage of net revenues in fiscal year 2006, excluding the impact of the Hold Everything transition charge and the implementation of FSP FAS 13-1, is expected to be in the range of 39.9% to 40.0%, versus previous guidance in the range of 40.2% to 40.4%. Gross margin as a percentage of net revenues in fiscal year 2005, excluding the Hold Everything transition charge, was 40.7%. This represents a projected decrease in the gross margin rate on a comparable year-over-year basis in the range of 70 to 80 basis points. This is a non-GAAP comparison.

•	Selling, General and Administrative (SG&A) Expenses

❑	Selling, general and administrative expenses as a percentage of net revenues in fiscal year 2006, including the impact of the unusual business events and the implementation of FAS 123R, are expected to be in the range of 31.1% to 31.2%, versus previous guidance in the range of 30.8% to 30.9%. Selling, general and administrative expenses in fiscal year 2005 were 30.8%, including the fiscal year 2005 impact of the Hold Everything transition charge. This represents a projected increase in the SG&A expense rate of 30 to 40 basis points.

❑	Selling, general and administrative expenses as a percentage of net revenues in fiscal year 2006, excluding the impact of the unusual business events and the implementation of FAS 123R, are expected to be in the range of 30.6% to 30.7%, versus previous guidance in the range of 30.3% to 30.4%. Selling, general and administrative expenses as a percentage of net revenues in fiscal year 2005, excluding the Hold Everything transition charge, were 30.6%. This represents no change in the projected SG&A expense rate on a comparable year-over-year basis at the low end of the guidance range and an increase of 10 basis points in the SG&A expense rate on a comparable year-over-year basis at the high end of the guidance range. This is a non-GAAP comparison.

•	Interest <Income> Expense - Net

❑	Interest <Income> Expense - Net for fiscal year 2006 is projected to be interest income in the range of $10.4 million to $10.6 million, versus previous guidance in the range of $11.2 million to $11.7 million. This compares to interest income in fiscal year 2005 of $3.7 million.

•	Income Taxes

❑	The income tax rate for fiscal year 2006 is projected to be in the range of 38.0% to 38.2%, versus previous guidance in the range of 38.1% to 38.3%. This compares to an income tax rate in fiscal year 2005 of 38.4%.

•	Diluted Earnings Per Share

❑	Diluted earnings per share in fiscal year 2006, including the impact of unusual business events and new accounting pronouncements (see Exhibit 1), are expected to be in the range of $1.74 to $1.80, versus previous guidance in the range of $1.87 to $1.94. Diluted earnings per share in fiscal year 2005, including the $0.07 per diluted share Hold Everything transition charge, were $1.81. This represents a projected decrease in diluted earnings per share of 0.6% to 3.9%.

❑	Diluted earnings per share in fiscal year 2006, excluding the impact of unusual business events and new accounting pronouncements (see Exhibit 1), are expected to be in the range of $1.86 to $1.92, versus previous guidance in the range of $2.01 to $2.08. Diluted earnings per share in fiscal year 2005, excluding the $0.07 per diluted share Hold Everything transition charge, were $1.88. This represents a projected decrease in diluted earnings per share on a comparable year-over-year basis of 1.1% at the low end of the guidance range and a projected increase of 2.1% at the high end of the range. This is a non-GAAP comparison.

❑	Due to the effect that the timing of share repurchases can have on the quarterly and year-to-date weighted average share count calculations, the company expects the fourth quarter year-to-date calculation of both GAAP and non-GAAP diluted earnings per share in fiscal year 2006 to be less than the sum of the diluted earnings per share by quarter.

❑	See Exhibit 1 for a reconciliation of 2006 and 2005 GAAP to non-GAAP diluted earnings per share, which includes and excludes the impact of unusual business events and new accounting pronouncements. This reconciliation is being provided to facilitate a meaningful evaluation of the company’s quarterly and fiscal year 2006 diluted earnings per share guidance on a comparable basis with our 2005 quarterly and fiscal year results.

•	Merchandise Inventories

❑	Merchandise inventories at the end of fiscal year 2006 are projected to be in the range of $595.0 million to $615.0 million, versus previous guidance in the range of $575.0 million to $585.0 million. Merchandise inventories at the end of fiscal year 2005 were $520.3 million. This represents a projected increase in merchandise inventories in the range of 14.4% to 18.2%.

•	Capital Spending

❑	Fiscal year 2006 capital spending is projected to be in the range of $185.0 million to $205.0 million, unchanged from previous guidance. This compares to capital spending of $151.8 million in fiscal year 2005.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in fiscal year 2006 is projected to be in the range of $134.0 million to $135.0 million, versus previous guidance in the range of $135.0 million to $137.0 million. This compares to depreciation and amortization expense of $123.2 million in fiscal year 2005.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in fiscal year 2006 is projected to be in the range of $28.0 million to $29.0 million, unchanged from previous guidance. This compares to amortization of deferred lease incentives of $24.9 million in fiscal year 2005.

❑	CONFERENCE CALL AND WEBCAST INFORMATION

Williams-Sonoma, Inc. will host a live conference call today, November 16, 2006, at 7:00 A.M. (PT). The call, hosted by Howard Lester, Chairman and Chief Executive Officer, will be open to the general public via a live webcast and can be accessed through the Internet at www.williams-sonomainc.com/webcast. A replay of the webcast will be available at www.williams-sonomainc.com/webcast.

❑	SEC REGULATION G — NON-GAAP INFORMATION

This press release includes non-GAAP net revenue and revenue growth percentages, non-GAAP gross margin percentages, non-GAAP selling, general and administrative expenses, and non-GAAP diluted earnings per share. These non-GAAP financial measures exclude the impact of the implementation of FAS 123R and FSP FAS 13-1, the impact of the CEO departure charge, the benefit of unredeemed gift certificate income, and the benefit of the VISA/MasterCard litigation settlement in fiscal year 2006 and the impact of the Hold Everything consolidation charge in fiscal years 2005 and 2006. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in the text of this release and in Exhibit 1. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate comparisons between historical operating results and our 2006 quarterly and fiscal year guidance. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

❑	FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements relating to our future financial guidance and results, and the stock repurchase program.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include accounting adjustments as we close our books for the third quarter of 2006; new interpretations of current accounting rules; our ability to successfully transition the Hold Everything merchandise strategies; changes to current accounting rules; changes in tax laws applicable to cash dividends or share repurchases; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; our ability to anticipate and manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; construction delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; changes to our information technology infrastructure; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our public announcements, reports to shareholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended January 29, 2006 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

❑	ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing six distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, West Elm and Williams-Sonoma Home – are marketed through 582 stores, seven mail order catalogs and six e-commerce websites.

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(DOLLARS IN THOUSANDS)

	October 29, 2006	January 29, 2006	October 30, 2005
Assets
Current assets
Cash and cash equivalents	$108,706	$360,982	$91,811
Accounts receivable - net	57,874	51,020	60,238
Merchandise inventories - net	661,248	520,292	587,415
Prepaid catalog expenses	78,702	53,925	67,492
Prepaid expenses	38,538	31,847	36,510
Deferred income taxes	57,291	57,267	39,051
Other assets	7,645	7,831	6,450

Total current assets	1,010,004	1,083,164	888,967
Property and equipment - net	930,307	880,305	879,722
Other assets - net	16,975	18,151	21,186

Total assets	$1,957,286	$1,981,620	$1,789,875

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$218,832	$196,074	$196,606
Accrued salaries, benefits and other	86,113	93,434	78,039
Customer deposits	181,536	172,775	168,171
Income taxes payable	13,533	83,589	9,300
Current portion of long-term debt	15,914	18,864	19,385
Other liabilities	24,735	25,656	18,816

Total current liabilities	540,663	590,392	490,317
Deferred rent and lease incentives	239,001	218,254	221,681
Long-term debt	13,037	14,490	14,750
Deferred income tax liabilities	10,134	18,455	21,152
Other long-term obligations	18,396	14,711	14,685

Total liabilities	821,231	856,302	762,585
Shareholders’ equity	1,136,055	1,125,318	1,027,290

Total liabilities and shareholders’ equity	$1,957,286	$1,981,620	$1,789,875

	Store Count					Average Leased Square Footage Per Store
Retail Concept	July 30, 2006	Openings	Closings	October 29, 2006	October 30, 2005	October 29, 2006	October 30, 2005
Williams-Sonoma	256	5	(6)	255	256	5,900	5,700
Pottery Barn	191	5	(3)	193	188	12,200	12,000
Pottery Barn Kids	91	-	-	91	88	7,800	7,800
Hold Everything	-	-	-	-	11	-	6,600
West Elm	14	6	-	20	10	17,100	15,900
Williams-Sonoma Home	5	2	-	7	3	14,500	13,900
Outlets	16	-	-	16	15	20,400	19,500

Total	573	18	(9)	582	571	9,200	8,700

	Total Store Square Footage
	July 30, 2006			October 29, 2006	October 30, 2005
Total store selling square footage	3,204,000			3,320,000	3,096,000
Total store leased square footage	5,159,000			5,349,000	4,967,000

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

THIRTEEN WEEKS ENDED OCTOBER 29, 2006 AND OCTOBER 30, 2005

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	THIRD QUARTER
	2006		2005
	(13 Weeks)		(13 Weeks)
	$	% of Revenues	$	% of Revenues
Retail revenues	$470,885	55.2%	$444,674	53.7%
Direct-to-customer revenues	381,873	44.8	382,949	46.3
Net revenues	852,758	100.0	827,623	100.0
Total cost of goods sold	527,020	61.8	501,546	60.6
Gross margin	325,738	38.2	326,077	39.4
Selling, general and administrative expenses	282,412	33.1	266,727	32.2
Earnings from operations	43,326	5.1	59,350	7.2
Interest (income) expense - net	(1,318)	(0.1)	(608)	-
Earnings before income taxes	44,644	5.2	59,958	7.2
Income taxes	15,502	1.8	22,871	2.8
Net earnings	$29,142	3.4%	$37,087	4.5%
Earnings per share:
Basic	$0.26		$0.32
Diluted	$0.25		$0.31
Shares used in calculation of earnings per share:
Basic	113,268		116,070
Diluted	115,849		118,900

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

THIRTY-NINE WEEKS ENDED OCTOBER 29, 2006 AND OCTOBER 30, 2005

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	YEAR-TO-DATE
	2006		2005
	(39 Weeks)		(39 Weeks)
	$	% of Revenues	$	% of Revenues
Retail revenues	$1,368,166	55.3%	$1,276,009	54.9%
Direct-to-customer revenues	1,104,414	44.7	1,048,541	45.1
Net revenues	2,472,580	100.0	2,324,550	100.0
Total cost of goods sold	1,526,861	61.8	1,418,716	61.0
Gross margin	945,719	38.2	905,834	39.0
Selling, general and administrative expenses	813,455	32.9	753,574	32.4
Earnings from operations	132,264	5.3	152,260	6.6
Interest (income) expense - net	(7,627)	(0.3)	(1,622)	-
Earnings before income taxes	139,891	5.7	153,882	6.6
Income taxes	52,087	2.1	59,800	2.6
Net earnings	$87,804	3.6%	$94,082	4.0%
Earnings per share:
Basic	$0.77		$0.81
Diluted	$0.75		$0.79
Shares used in calculation of earnings per share:
Basic	114,423		115,671
Diluted	117,210		118,454

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

THIRTY-NINE WEEKS ENDED OCTOBER 29, 2006 AND OCTOBER 30, 2005

(DOLLARS IN THOUSANDS)

	YEAR-TO-DATE
	2006	2005
	(39 Weeks)	(39 Weeks)
Cash flows from operating activities
Net earnings	$87,804	$94,082
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	99,457	91,159
Net loss on disposal of assets	4,189	3,494
Amortization of deferred lease incentives	(21,415)	(18,131)
Deferred income taxes	(8,340)	117
Tax benefit from exercise of stock-based compensation	2,048	12,961
Stock-based compensation expense	22,932	-
Changes in:
Accounts receivable	(6,388)	(16,025)
Merchandise inventories	(140,807)	(134,651)
Prepaid catalog expenses	(24,777)	(13,972)
Prepaid expenses and other assets	(5,640)	2,763
Accounts payable	2,940	22,511
Accrued salaries, benefits and other	(4,609)	(6,229)
Customer deposits	8,691	19,522
Deferred rent and lease incentives	41,993	24,987
Income taxes payable	(70,080)	(62,706)

Net cash (used in) provided by operating activities	(12,002)	19,882

Cash flows from investing activities:
Purchases of property and equipment	(144,401)	(119,357)

Net cash used in investing activities	(144,401)	(119,357)

Cash flows from financing activities:
Repayment of long-term obligations	(4,404)	(8,454)
Proceeds from exercise of stock options	11,201	21,856
Excess tax benefit from exercise of stock options	4,649	-
Repurchase of common stock	(85,438)	(61,366)
Payment of dividends	(23,061)	-
Credit facility renewal costs	(218)	(654)

Net cash used in financing activities	(97,271)	(48,618)

Effect of exchange rates on cash and cash equivalents	1,398	694
Net decrease in cash and cash equivalents	(252,276)	(147,399)
Cash and cash equivalents at beginning of period	360,982	239,210

Cash and cash equivalents at end of period	$108,706	$91,811

Exhibit 1

Reconciliation of 2006 and 2005 GAAP to Non-GAAP Diluted Earnings Per Share

(Totals Rounded to the Nearest Cent Per Diluted Share)

	Q1 2006 Actual	Q2 2006 Actual	Q3 2006 Actual	Q4 2006 Guidance*	FY 2006 Guidance*
GAAP Diluted EPS	$0.20	$0.30	$0.25	$1.00 - $1.06	$1.74 - $1.80
Impact of Hold Everything Transition Charge (Note 1)	$0.017	$0.005	$0.002	-	$0.024
Impact of CEO Departure Charge (Note 2)	-	$0.023	-	-	$0.023
Benefit of Unredeemed Gift Certificate Income (Note 3)	-	<$0.065>	-	-	<$0.065>
Benefit of Visa/MasterCard Litigation Settlement (Note 4)	-	<$0.011>	-	-	<$0.011>
Subtotal of Unusual Business Events	$0.017	<$0.048>	$0.002	-	<$0.029>
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 7)	$0.21	$0.25	$0.25	$1.00 - $1.06	$1.70 - $1.76
Impact of FAS 123R (Note 5)	$0.042	$0.035	$0.034	$0.034	$0.145
Impact of FSP FAS 13-1 (Note 6)	$0.003	$0.004	$0.004	$0.002	$0.013
Subtotal of New Accounting Pronouncements	$0.045	$0.039	$0.038	$0.036	$0.158
Non-GAAP Diluted EPS Excluding Unusual Business Events and New Accounting Pronouncements (Note 7)	$0.26	$0.29	$0.29	$1.03 - $1.09	$1.86 - $1.92

	Q1 2005 Actual	Q2 2005 Actual	Q3 2005 Actual	Q4 2005 Actual	FY 2005 Actual
2005 GAAP Diluted EPS	$0.22	$0.26	$0.31	$1.02	$1.81
Impact of Hold Everything Transition Charge (Note 1)	-	-	-	$0.07	$0.07
2005 Non- GAAP Diluted EPS Excluding the Impact of the Hold Everything Transition Charge (Note 7)	$0.22	$0.26	$0.31	$1.09	$1.88

	Q1 2006 Actual	Q2 2006 Actual	Q3 2006 Actual	Q4 2006 Guidance*	FY 2006 Guidance*
2006 % Increase / <Decrease> in GAAP Diluted EPS	<9.1%>	15.4%	<19.4%>	<2.0%> - 3.9%	<0.6%> - <3.9%>

2006 % Increase / <Decrease> in Non-GAAP Diluted EPS Excluding Unusual Business Events and New Accounting Pronouncements (Note 7)	18.2%	11.5%	<6.5%>	<5.5%> - 0.0%	<1.1%> - 2.1%

* Quarterly diluted earnings per share guidance amounts will vary within the ranges above. Additionally, due to the effect that the timing of share repurchases can have on the quarterly and year-to-date weighted average share count calculations, the company expects the fourth quarter year-to-date calculation of GAAP and non-GAAP diluted earnings per share in fiscal year 2006 to be less than the sum of the diluted earnings per share by quarter.

Note 1:	Hold Everything Transition Charge - On January 12, 2006, we announced our decision to transition the merchandising strategies of our Hold Everything brand into our other existing brands by the end of 2006. We also announced that we expected to incur an accounting charge of $0.09 to $0.10 per diluted share related to this decision, of which $0.07 was incurred in the fourth quarter of fiscal year 2005. In fiscal year 2006, we estimate that we will incur charges of $0.024 per diluted share, of which $0.015 per diluted share is expected to be included in cost of goods sold – negatively impacting gross margin – and $0.009 per diluted share in selling, general and administrative expenses. See table above for quarterly actual expenses and future estimates.

Note 2:	CEO Departure Charge – On July 11, 2006, we announced the departure of the company’s CEO and a severance charge of approximately $0.029 per diluted share, which we incurred in the second quarter. Partially offsetting this charge was a $0.006 per diluted share benefit associated with the forfeiture of the CEO’s stock options in accordance with FAS 123R. Therefore, the net charge for the CEO departure was $0.023 per diluted share, which consists of $0.018 per diluted share of share-based payment expense and $0.005 per diluted share of cash severance and other costs. Both amounts are included in SG&A expenses.

Note 3:	Unredeemed Gift Certificate Income – During the second quarter of 2006, we completed an analysis of our historical gift certificate and gift card redemption patterns, which included an independent actuarial study based on our historical redemption data. Based on this analysis, we concluded that the likelihood of our gift certificates and gift cards being redeemed beyond four years from the date of issuance is remote. As a result, we have changed our estimate of the elapsed time for recording income associated with unredeemed gift certificates and gift cards to four years from our prior estimate of seven years. This change in estimate resulted in income recognition of $0.065 per diluted share in the second quarter of fiscal year 2006 and is included as an offset in SG&A expenses.

Note 4:	VISA/MasterCard Litigation Settlement – During the second quarter of 2006, we received our share of the VISA/MasterCard antitrust litigation settlement. This settlement (a benefit) totaled approximately $0.011 per diluted share and is included as an offset in SG&A expenses.

Note 5:	FAS 123R - Accounting for Share-Based Payments - In the first quarter of fiscal year 2006, we prospectively implemented FAS 123R, which we estimate will have a negative diluted earnings per share impact of $0.145 in fiscal year 2006. This compares to a pro forma fiscal year 2005 diluted earnings per share impact of $0.12. The year-over-year increase is due to long-term equity retention grants that were awarded to certain key executives in fiscal year 2005. See table above for quarterly estimates. These amounts are reflected in SG&A expenses. This amount excludes the $0.018 per diluted share charge associated with the departure of the company’s CEO, which was incurred in the second quarter of 2006 and is included in the CEO Departure Charge as discussed in Note 2 above.

Note 6:	FSP FAS 13-1 - Accounting for Rental Costs Incurred During a Construction Period - In the first quarter of fiscal year 2006, we also prospectively implemented FSP FAS 13-1, which we estimate will have a negative diluted earnings per share impact of $0.013 in fiscal year 2006. See table above for quarterly estimates. These amounts are reflected in cost of goods sold, negatively impacting gross margin.

Note 7:	SEC Regulation G - Non-GAAP Information - This table includes three non-GAAP financial measures. The first non-GAAP measure is the Non-GAAP Diluted EPS Excluding Unusual Business Events. The second non-GAAP measure is the Non-GAAP 2006 Diluted EPS Excluding Unusual Business Events and New Accounting Pronouncements. The third non-GAAP measure is the 2005 Non-GAAP Diluted EPS Excluding the Impact of the Hold Everything Transition Charge. These non-GAAP financial measures have been provided to facilitate a meaningful evaluation of our quarterly and fiscal year 2006 diluted earnings per share actual results and guidance on a comparable basis with our 2005 quarterly and fiscal year results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.